Exhibit 99.1

For more information contact:

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Patrick O’Sullivan	Claire Koeneman	Joe Calabrese
Vice President, Finance and Accounting	(Analyst Info)	(General Info)
(617) 247-2200	(312) 640-6745	(212) 445-8434
posullivan@heritagerealty.com

FOR IMMEDIATE RELEASE

HERITAGE PROPERTY INVESTMENT TRUST, INC. ANNOUNCES
RESULTS FOR THIRD QUARTER 2004

Boston, MA…November 2, 2004…Heritage Property Investment Trust, Inc. (NYSE:HTG) (“Heritage” or the “Company”), today reported results of operations for the three and nine months ended September 30, 2004.  Highlights included:

Financial Results:

•                              Diluted FFO per share of $0.70 for the quarter and $2.03 for the first nine months of 2004

•                              Net income of $10.6 million, or $0.23 per diluted share, for the quarter and $33.7 million, or $0.72 per diluted share, for the first nine months of 2004

•                              Same property net operating income growth (excluding termination fee income and buyout expense) of approximately 4.3% for the quarter

•                              Rental revenues of $82.3 million for the quarter, representing an 11.5% increase over the same period in 2003

Operating Highlights:

•                  Acquired Colonial Commons, an approximately 500,000 square foot grocer-anchored community shopping center located in Harrisburg, Pennsylvania

•                  Increased portfolio occupancy 30 basis points to 92.1%

•                  Signed 182 leases (new and renewed) during the quarter, for 851,000 square feet, and achieved a 4.3% increase over prior rents on a cash basis

Capital Markets Transactions:

•                  Redeemed all outstanding 8.875% Series C Cumulative Redeemable Perpetual Preferred Units of Bradley Operating Limited Partnership at a redemption price of $25 million

•                  Following the quarter, completed second unsecured debt offering of $150 million principal amount of 4.50% notes due October 2009

FINANCIAL RESULTS

For the three months ended September 30, 2004, Funds from Operations (FFO), a widely accepted measure of REIT performance, increased 16.9% to $32.9 million, or $0.70 per diluted share, as compared to $28.2 million, or $0.66 per diluted share for the same period in 2003.  Net income attributable to common shareholders decreased 0.1% to $10.6 million for the three months ended September 30, 2004, as compared to $10.7 million for the same period in 2003.  On a diluted per share basis, net income decreased 12.0% to $0.22 per diluted shares for the three months ended September 30, 2004, as compared to $0.25 per diluted share for the same period in 2003.

For the nine months ended September 30, 2004, FFO increased 12.6% to $95.9 million, or $2.03 per diluted share, as compared to $85.2 million, or $2.02 per diluted share for the same period in 2003.  Net income attributable to common shareholders increased 10.4% to $33.7 million for the nine months ended September 30, 2004 as compared to $30.6 million for the same period in 2003.   On a diluted per share basis, net income decreased 1.4% to $0.72 per diluted share for the nine months ended September 30, 2004, as compared to $0.73 per diluted share for the same period in 2003.

FFO for the three and nine months ended September 30, 2004 includes a gain on sale of Kmart stock of $0.5 million.  Net income attributable to common shareholders for the nine months ended September 30, 2004 includes a gain on sale of discontinued operations of $3.0 million reflecting the Company’s sale of an office building in April 2004.  Net income attributable to common shareholders for the nine months ended September 30, 2003 includes a gain on sale of discontinued operations of $2.7 million reflecting the Company’s sale of ten single tenant properties and a shopping center.  For the three and nine months ended September 30, 2004, the average number of diluted common shares outstanding includes approximately five million more shares than for the same periods in 2003, primarily as a result of the Company’s equity offering completed in December 2003.

“From both a financial and operational perspective, we are extremely pleased with our third quarter and year-to-date results,” stated Heritage’s Chairman, President and Chief Executive Officer, Thomas Prendergast.  “With three quarters of 2004 now behind us, we have made significant strides in each of our three primary business objectives— maximizing the performance of our core portfolio, pursuing external growth through opportunistic acquisitions, and strengthening our balance sheet.  By maintaining our disciplined approach in each of these areas, we project 2004 to be another successful year for our company, our shareholders and our employees.”

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the three and nine months ended September 30, 2004.  In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

PORTFOLIO OVERVIEW

General

As of September 30, 2004, Heritage had a shopping center portfolio of 164 properties, located in 29 states and totaling approximately 33.2 million square feet of total gross leasable area, of which 27.9 million square feet is company-owned gross leasable area.

Leasing Activity

During the third quarter of 2004, the Company executed 182 leases (new and renewed), for 851,000 square feet.  The Company achieved a 4.3% increase over prior rents on a cash basis from $10.04 per square foot to $10.47 per square foot.  For the first nine months of 2004, the Company has signed 514 leases (new and renewed), for 2.4 million square feet.  The Company achieved a 6.4% increase over prior rents on a cash basis from $10.15 per square foot to $10.79 per square foot.

The percentage of the Company’s portfolio leased at September 30, 2004 increased 0.3% to 92.1% from 91.8% leased at June 30, 2004.  As a result of the Company’s successful leasing efforts during the past six months, which have resulted in an increase of approximately 0.9% in occupancy during that six-month period, the Company has restored its occupancy percentage to its September 30, 2003 level.

Same Property Operating Results

With respect to the properties owned and operated by the Company for the three months and nine months ended September 30, 2004 and 2003, same property net operating income increased as follows:

Same Property Operating Data

(in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003		2004	2003
Real estate revenue	$74,165	$72,891		$216,794	$213,640
Operating expenses	(20,631)	(21,810)		(62,827)	(62,652)
Net Operating Income	53,534	51,081	4.8%	153,967	150,988	2.0%

Less: Lease termination income	(136)	(367)		(717)	(582)
Add: Lease buyout expense	—	500		—	500
Net Operating Income, as adjusted	$53,398	$51,214	4.3%	$153,250	$150,906	1.6%

Mr. Prendergast noted, “Our aggressive leasing efforts to re-let space recovered from high profile bankruptcies and other anchor tenant vacancies continue to pay-off, as evidenced by our solid same store growth of 4.3% for the quarter.  By aggressively yet prudently pursuing redevelopment and other leasing opportunities, we look forward to achieving solid results in our core portfolio during the remainder of 2004.  As we look toward 2005, we are optimistic that having persevered through expected challenging conditions in late 2003 and early 2004, we can achieve solid growth in occupancy, rental rates and same store operating performance.”

INVESTMENT ACTIVITY

Acquisitions

On July 1, 2004, the Company completed the acquisition of Colonial Commons Shopping Center, a 505,000 square foot (of which, 433,000 square feet is Company-owned GLA) grocer-anchored community shopping center located in Harrisburg, Pennsylvania, for a purchase price of approximately $63 million.  The property, which is 94% leased, contains an excellent tenant roster, including the top grocer in the marketplace, Giant Foods, and an attractive mix of major national retailers, including, Dick’s Sporting Goods, Linens & Things, Ross Dress for Less, Marshalls, TJ Maxx, Office Max and Ben Franklin.  The center is unencumbered and the Company funded the purchase price with borrowings under its line of credit.

Dispositions

On September 16, 2004, the Company completed the disposition of approximately 154,000 square feet of its Cross Keys Shopping Center located in Turnersville, New Jersey, to Wal-Mart, which is currently constructing a Super Wal-Mart store at the location.  The parcel was sold at a price of $7.3 million, resulting in a gain of $25,000.  The proceeds from the sale were used to partially pay down the Company’s line of credit.  Following the sale, the Company continues to own approximately 215,000 square feet of Cross Keys.

On October 1, 2004, the Company completed the disposition of Camelot Shopping Center, a 151,000 shopping center located in Louisville, Kentucky.  The property was sold at a sale price of $7.4 million resulting in a gain of $0.4 million. The proceeds from the sale were used to partially pay down the Company’s line of credit.

Mr. Prendergast added, “Through our investment activity during the quarter, we continue to see the benefits of our core strategy of prudently managing our growth.  Our acquisition of Colonial Commons added a high quality grocer-anchored shopping center with multiple retail anchors.  At the same time, we are actively pursuing a number of attractive acquisition opportunities and expect to complete the acquisition of three shopping centers currently under agreement during the fourth quarter.  Importantly, the acquisition of these additional centers will not only strengthen our portfolio, they are consistent with our conservative acquisition strategy.”

“In addition, we continue to review our portfolio with a view toward taking advantage of opportunities to sell properties that are not a long-term fit within our core operating strategy,” continued Mr. Prendergast.  “Our sale of Camelot represented just such an excellent opportunity to dispose of an asset that did not meet our ownership criteria.  We expect similar opportunities in the future, which will enable us to improve the overall quality of our portfolio through capital recycling efforts.”

CAPITAL MARKETS ACTIVITY

On October 15, 2004, the Company completed the offering and sale of $150 million principal amount of unsecured 4.50% notes due October 15, 2009. The notes were priced to yield 4.521% at a spread of 118 basis points over the comparable U.S. Treasury note.  The net proceeds from the offering were used to reduce the outstanding balance on our line of credit.  Including all offering expenses and the settlement of the forward swaps described below, the all-in effective interest rate of the unsecured notes is 5.03%.

In connection with the sale of these notes, the three rating agencies, Moody’s, Standard & Poor’s and Fitch affirmed their current investment grade ratings and stable outlook for the Company.

On August 24, 2004, in anticipation of this note offering, the Company entered into forward starting interest rate swaps with a total notional amount of approximately $146.6 million. The purpose of these forward swaps was to mitigate the risk of changes in interest rates prior to the pricing of our offering. These forward swaps terminated upon pricing of the offering and we made a payment of approximately $1.7 million in connection with the termination of these swaps.

On September 7, 2004, the Company redeemed all outstanding 8.875% Series C Preferred Units of Bradley Operating Limited Partnership for an aggregate redemption price of approximately $25 million. There were no unamortized issuance costs associated with these units, therefore, the Company did not incur a charge.

Mr. Prendergast noted, “We could not have been more pleased with the execution of our second bond offering in October.  This new offering, together with our April 2004 bond offering and the redemption of the remaining Bradley Preferred Units, has served to strengthen our balance sheet, provide us greater financial flexibility and positioned us for future growth.”

DIVIDEND PAYMENT

On October 15, 2004, the Company paid its regular quarterly dividend of $0.525 per common share to shareholders of record on September 30, 2004.  The Company has paid this dividend rate for ten consecutive quarters since its initial public offering.

2004 FINANCIAL OUTLOOK

As a result of the Company’s continued solid operating results, the Company’s management confirmed its projection for FFO for the full year ending December 31, 2004 of $2.72 per share.

2005 EARNINGS GUIDANCE

Given the current economic outlook and management’s expectations with respect to its portfolio performance and growth and capital recycling activities, the Company anticipates 2005 net income available to common stockholders per share (EPS) and FFO per share, both on a diluted basis, to be in the range of $0.87 to $0.92 and $2.77 to $2.83, respectively.

3rd QUARTER CONFERENCE CALL

Members of Heritage’s senior management will host a conference call on Wednesday, November 3, 2004, at 10:00 a.m., ET, to discuss the Company’s third quarter results.  Stockholders, analysts and other interested parties may participate in this conference call by dialing 800-218-9073 or 303-262-2075 at least five minutes before the scheduled start time.  Investors can also access the call via the Internet at the Company’s website, www.heritagerealty.com.  To listen to a live broadcast, access this site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

A replay of the conference call will be available after the call through November 10, 2004 by accessing the Company’s website at http://www.heritagerealty.com or by dialing 800-405-2236 or 303-590-3000, pass-code 11002803.

ABOUT HERITAGE PROPERTY INVESTMENT TRUST, INC.

Heritage is a fully integrated, self-administered and self-managed REIT traded on the New York Stock Exchange under the symbol “HTG”.  Heritage is one of the largest owners and operators of neighborhood and community shopping centers in the United States.  Heritage focuses on grocer-anchored shopping centers with multiple anchors.  As of September 30, 2004, Heritage had a shopping center portfolio of 164 centers, located in 29 states and totaling approximately 33.2 million square feet of total gross leasable area, of which 27.9 million square feet is company-owned gross leasable area.  Heritage’s shopping center portfolio was approximately 92.1% leased as of September 30, 2004.

Heritage is headquartered in Boston, Massachusetts and has an additional 16 regional offices located in the Eastern, Midwestern and Southwestern United States.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  The forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results.  The factors that could cause actual results to differ materially from current expectations include financial performance and operations of the Company’s shopping centers, including the Company’s tenants, real estate conditions, current and future bankruptcies of the Company’s tenants, execution of shopping center redevelopment programs, the Company’s ability to finance the Company’s operations, successful completion of renovations, completion of pending acquisitions, the availability of additional acquisitions, execution of joint venture opportunities, changes in economic, business, competitive market, leasing and regulatory conditions, acts of terrorism or war and other risks detailed from time to time in filings with the Securities and Exchange Commission.  The forward-looking statements contained herein represent the Company’s judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.

A copy of Heritage’s third quarter 2004 “Supplemental Operating and Financial Data” will be available on the Investor Relations section of the Company’s website at http://www.heritagerealty.com.  These materials are also available by written request to:

Investor Relations

Heritage Property Investment Trust, Inc.

131 Dartmouth St.

Boston, MA 02116

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Balance Sheets

September 30, 2004 and December 31, 2003

(Unaudited and in thousands of dollars)

	September 30, 2004	December 31, 2003
Assets
Real estate investments, net	$2,181,687	$2,157,232
Cash and cash equivalents	5,853	5,464
Accounts receivable, net of allowance for doubtful accounts of $9,543 in 2004 and $8,770 in 2003	37,571	25,514
Prepaids and other assets	29,556	13,608
Investment in joint venture	3,335	—
Deferred financing and leasing costs	38,843	25,757

Total assets	$2,296,845	$2,227,575

Liabilities and Shareholders’ Equity

Liabilities:
Mortgage loans payable	$625,936	$632,965
Unsecured notes payable	399,854	201,490
Line of credit facility	213,000	243,000
Accrued expenses and other liabilities	94,481	82,115
Accrued distributions	24,738	24,438

Total liabilities	1,358,009	1,184,008

Series B Preferred Units	—	50,000
Series C Preferred Units	—	25,000
Exchangeable limited partnership units	7,157	7,670
Other minority interest	2,425	2,425

Total minority interests	9,582	85,095

Shareholders’ equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 46,781,048 and 46,208,574 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	47	46
Additional paid-in capital	1,149,740	1,136,516
Cumulative distributions in excess of net income	(216,153)	(176,267)
Other comprehensive income	(272)	—
Unearned compensation	(4,108)	(1,823)

Total shareholders’ equity	929,254	958,472

Total liabilities and shareholders’ equity	$2,296,845	$2,227,575

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Operations

Nine Months ended September 30, 2004 and 2003

(Unaudited and in thousands, except per-share data)

	Nine Months Ended September 30,
	2004	2003

Revenue:
Rentals and recoveries	$242,301	$220,193
Interest and other	565	456
Total revenue	242,866	220,649
Expenses:
Property operating expenses	33,883	31,919
Real estate taxes	37,033	32,219
Depreciation and amortization	65,665	57,582
Interest	57,155	51,345
General and administrative	16,991	16,153
Total expenses	210,727	189,218
Income before gain on sales of real estate and marketable securities	32,139	31,431
Gain of sale of marketable securities	529	-
Gain on sale of real estate investment	25	-
Income before allocation to minority interests	32,693	31,431
Income allocated to exchangeable limited partnership units	(191)	(170)
Income allocated to Series B & C Preferred Units	(2,176)	(4,992)
Income before discontinued operations	30,326	26,269
Discontinued operations:
Operating income from discontinued operations	422	1,605
Gains on sales of discontinued operations	2,988	2,683
Income from discontinued operations	3,410	4,288
Net income attributable to common shareholders	$33,736	$30,557
Basic per-share data:
Income before discontinued operations	$0.65	$0.63
Income from discontinued operations	0.07	0.10
Income attributable to common shareholders	$0.72	$0.73

Weighted average common shares outstanding	46,617	41,730
Diluted per-share data:
Income before discontinued operations	$0.65	$0.63
Income from discontinued operations	0.07	0.10
Income attributable to common shareholders	$0.72	$0.73

Weighted average common and common equivalent shares outstanding	47,230	42,195

Three Months ended September 30, 2004 and 2003

(Unaudited and in thousands, except per-share data)

	Three Months Ended September 30,
	2004	2003

Revenue:
Rentals and recoveries	$82,267	$73,786
Interest and other	294	31
Total revenue	82,561	73,817
Expenses:
Property operating expenses	10,811	10,552
Real estate taxes	12,690	11,592
Depreciation and amortization	22,459	19,485
Interest	20,125	17,303
General and administrative	6,044	4,840
Total expenses	72,129	63,772
Income before gain on sales of real estate and marketable securities	10,432	10,045
Gain of sale of marketable securities	529	—
Gain on sale of real estate investment	25	—
Income before allocation to minority interests	10,986	10,045
Income allocated to exchangeable limited partnership units	(48)	(82)
Income allocated to Series B & C Preferred Units	(413)	(1,664)
Income before discontinued operations	10,525	8,299
Discontinued operations:
Operating income from discontinued operations	118	483
Gains on sales of discontinued operations	-	1,874
Income from discontinued operations	118	2,357
Net income attributable to common shareholders	$10,643	$10,656
Basic per-share data:
Income before discontinued operations	$0.23	$0.20
Income from discontinued operations	—	0.05
Income attributable to common shareholders	$0.23	$0.25

Weighted average common shares outstanding	46,747	41,812
Diluted per-share data:
Income before discontinued operations	$0.23	$0.20
Income from discontinued operations	-	0.05
Income attributable to common shareholders	$0.23	$0.25

Weighted average common and common equivalent shares outstanding	47,345	42,198

Heritage Property Investment Trust, Inc.

Calculation of Funds from Operations

(in thousands of dollars)

	Nine months ended September 30,
	2004	2003

Net income	$33,736	$30,557
Add (deduct):
Depreciation and amortization (real-estate related)	65,188	57,315
Net gains on sales of real estate investments	(3,013)	(2,683)
Funds from Operations	$95,911	$85,189

	Three months ended September 30,
	2004	2003

Net income	$10,643	$10,656
Add (deduct):
Depreciation and amortization (real-estate related)	22,305	19,388
Net gains on sales of real estate investments	(25)	(1,874)
Funds from Operations	$32,923	$28,170

The White Paper on Funds from Operations approved by NAREIT in March 1995, and revised in November 1999, defines Funds from Operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from extraordinary items and sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company believes that Funds from Operations is helpful as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT, which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay cash distributions.

Heritage Property Investment Trust, Inc.

Reconciliation of Projected Diluted Net Income Per Common Share to

Projected Funds From Operations Per Common Share

	Projected Full Year 2004	Projected Range Full Year 2005
		Low	High

Projected diluted net income per share	$0.94	$0.87	$0.92
Projected depreciation and amortization (real estate related)	1.85	1.90	1.91
Net gains on sales of real estate investments	(0.07)	—	—
Projected FFO per diluted share	$2.72	$2.77	$2.83

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and earnings impact of the events referenced in this release.  These estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity.  The Company is not able to assess at this time the potential impact of these factors.  By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities.  There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.